Exhibit 10.3

ASSET PURCHASE AGREEMENT

by and among

AXSYS TECHNOLOGIES IR SYSTEMS, INC.,

AXSYS TECHNOLOGIES, INC.,

CINEFLEX, LLC,

HELINET AVIATION SERVICES, LLC,

JOHN COYLE

and

ALAN D. PURWIN

Dated as of April 13, 2007

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LIST OF EXHIBITS

Exhibit A	Form of Assignment of Assumed Contracts

Exhibit B	Form of Assumption Agreement

Exhibit C	Form of Bill of Sale and Assignment

Exhibit D	Form of Consulting Agreement

Exhibit E	Form of Domain Name Assignment

Exhibit F	Form of Employment Agreement

Exhibit G	Form of Facility Lease Agreement

Exhibit H	Form of Noncompetition Agreement

Exhibit I	Form of Trademark Assignment

Exhibit J	Form of Transition Services Agreement

Exhibit K	Form of Escrow Agreement

Exhibit L	Form of Helicopter Services Agreement

Exhibit M	Form of Reseller Agreement

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LIST OF SCHEDULES

Schedule 2.2	Excluded Assets

Schedule 2.6(d)	Sales Commissions

Schedule 2.10	Allocation of Consideration

Schedule 3.2(g)	Consents related to Nonassignable Items

Schedule 4.1	Seller’s Jurisdiction Qualifications

Schedule 4.4	Compliance with Applicable Laws; Litigation

Schedule 4.5(a)	Seller’s Employee Benefit Plans

Schedule 4.8(b)	Leased Real Property

Schedule 4.8(c)	Tangible Personal Property

Schedule 4.9(a)	Intellectual Property

Schedule 4.9(b)	Infringement

Schedule 4.9(d)	Third Party Information Systems

Schedule 4.11(a)	Assumed Contracts

Schedule 4.11(b)	Excluded Contracts

Schedule 4.14	Permits

Schedule 4.15(a)	Financial Statements

Schedule 4.16	Indebtedness

Schedule 4.18(a)	Standard Warranty

Schedule 4.19(a)	Material Customers

Schedule 4.19(b)	Material Suppliers

Schedule 4.20	Related Party Transactions

Schedule 6.5	Employees

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 13, 2007, is by and among Axsys Technologies IR Systems, Inc., a New York corporation (“Buyer”), Axsys Technologies, Inc., a Delaware corporation and the parent corporation of Buyer (“Axsys”), Cineflex, LLC, a California limited liability company (“Seller”), and Helinet Aviation Services, LLC, a Delaware limited liability company (“Helinet”), John Coyle and Alan D. Purwin (Helinet, Coyle and Purwin, collectively, “Shareholders”).  Seller and Shareholders are collectively referred to as “Seller Group”.

RECITALS

WHEREAS, Seller conducts the business of designing, building, marketing and supporting multi-axis gyro-stabilized camera systems (the “Business”);

WHEREAS, Seller desires to sell substantially all of its assets, properties, rights and interests relating to the Business to Buyer; and

WHEREAS, Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions set forth herein, substantially all of such assets, properties, rights and interests of Seller relating to the Business, in consideration of certain payments by Buyer and the assumption by Buyer of certain liabilities and obligations of Seller as specifically set forth in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1:  DEFINITIONS

The terms defined in this Article 1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Acquired Intellectual Property” means all Acquired Assets that constitute Intellectual Property owned by or licensed to Seller and used or held for use in connection with the Business, together with all income, royalties, damages and payments due or payable to Seller as of the Closing or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing, including the Intellectual Property required to be listed on Schedule 4.9(a).

“Action” means any action, suit, claim, demand, charge, inquiry, investigation, arbitration, mediation, or other dispute resolution or proceeding.

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.15(a).

“Applicable Rate” means the “Prime Rate” as set forth from time to time in The Wall Street Journal, Eastern Edition, “Money Rates” column (or similar publication if such rate ceases to be published therein) plus 2%.

“Arbitration Firm” has the meaning set forth in Section 2.6(b).

“Assignment of Assumed Contracts” means the Assignment of Assumed Contracts, by and between Seller and Buyer, substantially in the form of Exhibit A.

“Assumed Contracts” has the meaning set forth in Section 4.11.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” means the Assumption Agreement, by Buyer in favor of Seller, substantially in the form of Exhibit B.

“Axsys” has the meaning set forth in the preamble.

“Bill of Sale and Assignment” means the General Assignment and Bill of Sale, by Seller in favor of Buyer, substantially in the form of Exhibit C.

“Business” has the meaning set forth in the recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Revenue” means all of the revenue generated by the Business and recognized as revenue in accordance with GAAP (including all revenue generated from sales by Buyer or any of its Affiliates of multi-axis gyro-stabilized camera systems included in the Business, including such revenue generated by acquired companies or businesses as contemplated by Section 2.6, but excluding all revenue generated from sales of gyro-stabilized pan and tilt camera systems controlled by the APS-50, the APS-100 or any variant thereof; provided, however, that, notwithstanding the foregoing, Business Revenue, as determined for the applicable Earnout Period, shall include revenue in respect of any sales that otherwise would have been included in revenue for such Earnout Period but for the failure of Buyer and/or its Affiliates (excluding the Business) to provide to the Business within four months of the Business’s order therefor any component products purchased by the Business from Buyer and/or its Affiliates and used in products sold by the Business (as long as the applicable component product has been previously purchased from Buyer and/or its Affiliates and remains in production).

“Buyer” has the meaning set forth in the preamble.

“Cap” has the meaning set forth in Section 7.3(c).

“Cash Amount” has the meaning set forth in Section 2.5.

“Claim Response” has the meaning set forth in Section 7.2(a).

“Claims Notice” has the meaning set forth in Section 7.2(a).

“Closing” means the consummation of the Contemplated Transactions.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Activities” has the meaning set forth in Section 6.10.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 3, 2006, executed by Axsys in favor of Seller.

“Consulting Agreement” means the Consulting Agreement, by and between Buyer and Alan D. Purwin, substantially in the form of Exhibit D.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.

“Contracts” means all contracts, agreements, leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals and all oral understandings.

“Controlled Group” had the meaning set forth in Section 4.5(a).

“Copyrights” means all copyrights, whether in published or unpublished works; databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.

“Deductible” has the meaning set forth in Section 7.3(b).

“$” or “dollars” means lawful money of the United States of America.

“Domain Name Assignment” means the Domain Name Assignment, from Seller to Buyer, substantially in the form of Exhibit E.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Earnout Income Statement” has the meaning set forth in Section 2.6(a).

“Earnout Payment” means any contingent payment required to be made by Axsys or Buyer to Seller pursuant to Section 2.6.

“Earnout Period” means the First Earnout Period, the Second Earnout Period, the Third Earnout Period and the Fourth Earnout Period, as applicable.

“Earnout Schedule” has the meaning set forth in Section 2.6(a).

“Employee Plans” has the meaning set forth in Section 4.5(a).

“Employment Agreements” means the employment agreements, each substantially in the form of Exhibit F, by and between Buyer and each of John Coyle and Alex Giuffrida.

“Environmental Law” means, collectively, any Law relating to the protection of human health and safety or the protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the Escrow Agreement, by and among Seller, Buyer and escrow agent party thereto, substantially in the form of Exhibit K.

“Escrow Amount” has the meaning set forth in Section 2.5.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Representations” has the meaning set forth in Section 7.3(a).

“Expiration Date” has the meaning set forth in Section 7.3(a).

“Facility Lease Agreement” means the Lease Agreement, by and between Buyer and Gimbal Partners, LLC, a limited liability company owned solely by John Coyle and Alan D.

Purwin, substantially in the form of Exhibit G, for the lease by Buyer of certain land and building facilities located at 380 Crown Point Circle, Grass Valley, California 95945.

“Family Affiliate” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of any Person.

“Final Working Capital” has the meaning set forth in Section 2.9(a).

“Final Working Capital Statement” has the meaning set forth in Section 2.9(a).

“Financial Statements” has the meaning set forth in Section 4.15(a).

“First Earnout Period” means the period beginning on the Closing Date and ending on December 31, 2007.

“First Period Tier One Threshold” has the meaning set forth in Section 2.6(d).

“First Period Tier Two Threshold” has the meaning set forth in Section 2.6(d)(ii).

“Fourth Earnout Period” means the period beginning on January 1, 2010, and ending on the three-year anniversary of the Closing Date.

“Fourth Period Tier One Threshold” has the meaning set forth in Section 2.6(g).

“Fourth Period Tier Two Threshold” has the meaning set forth in Section 2.6(g)(ii).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

“Helinet” has the meaning set forth in the preamble.

“Helicopter Services Agreement” means the Helicopter Services Agreement, by and between Helinet and Buyer, in substantially the form of Exhibit L.

“Indebtedness” of any Person means either:  (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements; or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by Seller that are outstanding as of the Closing Date and (C) any and all amounts owed by Seller to any of its Affiliates, including any of the Shareholders or their respective Family Affiliates.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Initial Purchase Price” has the meaning set forth in Section 2.5.

“Intellectual Property” means, collectively, all Copyrights, Patents, Trademarks, Domain Names and Trade Secrets.

“Interim Financial Statements” has the meaning set forth in Section 4.15(a).

“IRS” means the United States Internal Revenue Service.

“knowledge” of Seller or Seller Group means the actual knowledge of Alan D. Purwin, John Coyle and Stephanie Snyder after due inquiry of all of their direct reports likely to have knowledge of the applicable subject matter.

“Law” means any law, statute, code, ordinance or regulation of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Leases” has the meaning set forth in Section 4.8(b).

“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss (including loss in value), damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not such liability or obligation would be required to be reflected or reserved against on financial statements of the obligor under GAAP.

“Liability Claim” has the meaning set forth in Section 7.2(a).

“Licensed Intellectual Property” means, collectively, all Intellectual Property of Seller that constitutes an Excluded Asset and all Intellectual Property of Helinet or any of its Affiliates (other than Seller), in each case, that is primarily used in connection with the operation of the Business.

“Liens” means any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, whether absolute, accrued, contingent or otherwise.

“Losses” has the meaning set forth in Section 7.1(a).

“material adverse effect” with respect to any Person means a material adverse effect on the business, financial condition or results of operations of such Person taken as a whole; provided, however, that a material adverse effect shall not be deemed to have occurred solely as a result of any effect or change occurring as a consequence of (a) the disclosure of the Contemplated Transactions in accordance with the terms hereof or (b) general economic or financial conditions, except to the extent that such Person is affected in a disproportionate manner as compared to other similar Persons in the industry in which such Person operates.

“Material Customers” has the meaning set forth in Section 4.19(a).

“Material Suppliers” has the meaning set forth in Section 4.19(b).

“Multi-Year Contract” has the meaning set for in Section 2.7.

“Net Working Capital” means, with respect to the Business:  (a) inventory and prepaid expenses; minus (b) accounts payable, accrued expenses, deferred warranties and other accrued expenses and current liabilities (including deferred revenue), in each case of clauses (a) and (b), as calculated in accordance with GAAP in accordance with Seller’s past practice.

“Nonassignable Items” has the meaning set forth in Section 2.1(b).

“Noncompetition Agreement” means the Noncompetition Agreement, by and among Buyer and the Shareholders, substantially in the form of Exhibit H.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Overdue Amount” has the meaning set forth in Section 2.6(b).

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“Permit” means any permit, license, approval, consent or authorization issued by a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due as of the Closing Date or that are being contested in good faith and by appropriate proceedings diligently conducted and (b) statutory Liens relating to workers’ compensation, unemployment insurance or other social security legislation imposed by the State of California under applicable Law.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, including any Governmental Authority.

“Personal Property Taxes” means ad valorem taxes with respect to the Acquired Assets.

“Purchase Price” has the meaning set forth in Section 2.5.

“Reseller Agreement” means the Reseller Agreement, to be entered into by and between Buyer and Helinet, substantially in the form of Exhibit M.

“Returns” means all returns, statements, reports, elections, schedules, claims for refund and forms (including estimated Tax or information returns and reports) relating to Taxes, including any amendments or supplements thereto.

“Sales Commission Plans” has the meaning set forth in Section 2.6(d).

“Sales Commissions” has the meaning set forth in Section 2.6(d).

“Second Earnout Period” means the period beginning on January 1, 2008, and ending on December 31, 2008.

“Second Period Tier One Threshold” has the meaning set forth in Section 2.6(e).

“Second Period Tier Two Threshold” has the meaning set forth in Section 2.6(e)(ii).

“Seller” has the meaning set forth in the preamble.

“Seller Group” has the meaning set forth in the preamble.

“Shareholders” has the meaning set forth in the preamble.

“Tangible Personal Property” has the meaning set forth in Section 4.8(c).

“Target Working Capital” means $880,000.

“Tax” means:  (a) net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, unclaimed property, withholding, payroll, employment, excise, severance, stamp, occupation, premium, intangible, real or personal property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not; (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person; and (c) any liability for the payment of any amounts of any of the foregoing types as a result of being a party to any tax sharing agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person or to otherwise assume or succeed to the liability of any other Person for any of the foregoing types.

“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Third Earnout Period” means the period beginning on January 1, 2009, and ending on December 31, 2009.

“Third Period Tier One Threshold” has the meaning set forth in Section 2.6(f).

“Third Period Tier Two Threshold” has the meaning set forth in Section 2.6(f)(ii).

“Total Earnout Period” means the period beginning on the Closing Date and ending on the last day of the Fourth Earnout Period.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Trademark Assignment” means the Trademark Assignment, by Seller in favor of Buyer, substantially in the form of Exhibit I.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Transaction Agreements” means, collectively, the Assignment of Assumed Contracts, the Assumption Agreement, the Bill of Sale and Assignment, the Consulting Agreement, the

Domain Name Assignment, the Employment Agreements, the Escrow Agreement, the Facility Lease Agreement, the Noncompetition Agreement, the Helicopter Services Agreement, the Trademark Assignment, the Transition Services Agreement, the Reseller Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer, Seller or any Shareholder(s) in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Transaction Agreement, as indicated by the context in which such term is used.

“Transfer Taxes” has the meaning set forth in Section 8.1.

“Transferred Employees” has the meaning set forth in Section 6.5(a).

“Transition Services Agreement” means the Transition Services Agreement, by and among Buyer, Helinet and Seller, substantially in the form of Exhibit J.

“US Export Control Laws” means the Commerce Department’s Export Administration Regulations, the State Department’s International Traffic in Arms Regulations, all regulations administered by the Office of Foreign Assets Control (“OFAC”) (including the Cuban Assets Control Regulations, the Federal Republic of Yugoslavia (Serbia and Montenegro) Kosovo Sanctions Regulations, the Foreign Assets Control Regulations, the Iraqi Sanctions Regulations, the Iranian Transactions Regulations and the Iranian Assets Control Regulations, the Syrian Sanctions Regulations, the Sudanese Sanctions Regulations, and restrictions maintained against persons identified on OFAC’s List of Specially Designated Nationals and Other Blocked Persons), and the Justice Department’s Bureau of Alcohol, Tobacco, Firearms and Explosives import regulations.

“Working Capital Excess” has the meaning set forth in Section 2.9(e).

“Working Capital Shortfall” has the meaning set forth in Section 2.9(d).

ARTICLE 2:  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1       Purchase and Sale of Assets.

(a)           At the Closing, Buyer is purchasing from Seller, and Seller is selling, transferring, conveying, assigning and delivering to Buyer, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in and to all of the assets and properties owned by or licensed to Seller and used or held for use in connection with the Business, including any goodwill associated with such assets and properties, other than the Excluded Assets (collectively, the “Acquired Assets”).

(b)           Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver to Buyer any of the Acquired Assets, including Assumed Contracts and Permits, if an attempted sale, transfer, conveyance, assignment or delivery thereof, without the consent of another Person, would constitute a breach of, or in any way affect the rights of Seller or Buyer with respect to, such Acquired Assets (any such Acquired Assets, the

“Nonassignable Items”).  Seller shall use its commercially reasonable efforts and Buyer shall cooperate in all reasonable respects with Seller to obtain and satisfy all of the consents listed on Schedule 3.2(g) and to resolve all impracticalities of sale, transfer, conveyance, assignment and delivery necessary to convey to Buyer all Nonassignable Items.  Seller agrees that on and after the Closing Date, it will, at the request and under the direction of Buyer, use its commercially reasonable efforts to (i) provide Buyer with the benefits of and to preserve for the benefit of Buyer the rights of Seller under such Nonassignable Items, (ii) facilitate receipt of the consideration to be received by Seller in and under every such Nonassignable Item, which consideration shall be held for the benefit of, and shall promptly be delivered to, Buyer, and (iii) enforce at the request of Buyer and for the account of Buyer any rights of Seller arising from such Nonassignable Item and to take all such other actions as are necessary to enable Seller to convey or assign good and marketable title, free and clear of Liens, to all the Acquired Assets to Buyer.  Nothing in this Section2.1(b) will be deemed a waiver by Buyer of its right to receive on the Closing Date an effective assignment of all of the Acquired Assets, nor will this Section2.1(b) be deemed to constitute an agreement to exclude from the Acquired Assets any assets described in Section 2.1(a).

2.2       Excluded Assets.  Anything in Section 2.1 or elsewhere in this Agreement to the contrary notwithstanding, Seller shall retain the following assets (collectively, the “Excluded Assets”), and Buyer shall in no way be construed as having agreed to purchase or acquire any interest whatsoever in any such Excluded Assets:

(a)           the lease for the prior facility leased by Seller in connection with the Business and located at 13025 Grass Valley Ave., Unit 2, Grass Valley, California 95945;

(b)           cash and cash equivalents of Seller as of the Closing Date;

(c)           all accounts and notes receivable of Seller arising on or prior to the Closing Date;

(d)           the minute books, limited liability company books and seal of Seller;

(e)           any amounts due from Affiliates of Seller with respect to the Business as of the Closing Date;

(f)            all of Seller’s insurance policies and rights thereunder;

(g)           all personnel records and other records that Seller is required by Law to retain in its possession;

(h)           all rights in connection with, and assets of, the Employee Plans, including all assets, funding media, reserves, credits and records of Seller relating thereto, and any insurance policies and service agreements relating to the Employee Plans;

(i)            the benefit of any insurance policies and service agreements in relation to the Employee Plans;

(j)            all Returns and Tax books and records of Seller and all claims for refund of Taxes of Seller and other governmental charges of whatever nature of Seller;

(k)           any Domain Names of Seller not including the word “Cineflex”;

(l)            all rights of Seller in connection with the Contemplated Transactions; and

(m)          the properties and assets set forth on Schedule 2.2.

2.3       Assumption of Liabilities.  Except as otherwise specifically provided in this Section 2.3, on the Closing Date, Buyer shall assume and, on and after the Closing Date, Buyer shall pay, discharge and perform, as appropriate, only (a) all Liabilities under the Assumed Contracts set forth on Schedule 4.11(a); (b) to the extent not included in (a) above, any Liability accrued for on the Final Working Capital Statement, as finally determined; and (c) all warranty obligations arising out of sales of products by the Business prior to the Closing (whether or not accrued for on the Final Working Capital Statement) (collectively, the “Assumed Liabilities”).

2.4       Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary and except as provided in Section 2.3, Buyer shall not assume and shall not become responsible for any Liability of Seller Group (whether or not related to the operations of Seller or the Business) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

2.5       Purchase Price.  In full consideration for the transfer of the Acquired Assets, Axsys shall or shall cause Buyer to deliver and pay to Seller an initial purchase price of $27,000,000 (the “Initial Purchase Price,” and, as adjusted pursuant to Section 2.6, Section 2.7 and Section 2.9, the “Purchase Price”).  The Initial Purchase Price will be payable on the Closing Date as follows:  (a) Axsys shall or shall cause Buyer to pay to Seller $24,850,000 (the “Cash Amount”) in immediately available funds by bank wire transfer to such account or accounts designated in writing for this purpose by Seller to Buyer at least two Business Days prior to the Closing Date; and (b) Axsys shall or shall cause Buyer to transfer $2,150,000 in immediately available funds to the escrow agent named in the Escrow Agreement (the “Escrow Amount”), which will expire in accordance with its terms.

2.6       Earnout.

(a)           Axsys shall or shall cause Buyer to, as promptly as possible, but not later than five days after the earlier of (i) the filing by Axsys of its Annual Report on Form 10-K for the preceding fiscal year ended December 31 or (ii) the date an earnings press release, which contains revenue numbers, is issued by Axsys for the preceding fiscal year ended December 31, deliver to Seller an income statement in respect of the Business (each such income statement, an “Earnout Income Statement”) for the most recently completed Earnout Period showing all Business Revenue thereon.  Together with the Earnout Income Statement, Buyer shall deliver a schedule (each such schedule, an “Earnout Schedule”) setting forth Business Revenue for the relevant Earnout Period, which shall include a calculation of any Earnout Payment proposed to be paid for the relevant Earnout Period, in each case derived from the information contained in the applicable Earnout Income Statement but calculated in accordance with the terms of this

Agreement.  Concurrently with the delivery of the Earnout Income Statement and the Earnout Schedule for the applicable Earnout Period, Buyer shall pay the amount of any Earnout Payment shown as due thereon to Seller by wire transfer of immediately available funds to an account designated in writing by Seller.

(b)           Within 30 days following Seller’s receipt of the Earnout Income Statement and Earnout Schedule for the relevant Earnout Period, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of such Earnout Income Statement or Earnout Schedule, which notice must specify the disputed item or items and Seller’s proposed revision(s) to such Earnout Income Statement and/or Earnout Schedule and the reason(s) therefor.  If Seller does not notify Buyer of a dispute with respect to such Earnout Income Statement or Earnout Schedule within such 30-day period, such Earnout Income Statement and Earnout Schedule will be deemed final, conclusive and binding on the parties.  If Seller delivers a notice of dispute within such 30-day period, Buyer and Seller shall negotiate in good faith to resolve such dispute.  If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Seller advises Buyer of its objections, then Buyer and Seller shall jointly engage a mutually acceptable nationally recognized independent accounting firm, other than Buyer accountant or Seller’s accountant (the “Arbitration Firm”), to resolve such dispute.  As promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of all disputed matters to the Arbitration Firm, and the Arbitration Firm can only consider those items in dispute based solely upon the presentations by Buyer and Seller.  The parties shall share the expenses of the Arbitration Firm equally.  All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.  The Arbitration Firm shall have the power to compel compliance with this Section 2.6, including compliance with provisions requiring access and disclosure.

(c)           For purposes of complying with the terms set forth in this Section 2.6, Buyer and Seller shall cooperate with and make available to the other party and its representatives and the Arbitration Firm (if applicable) all information, records, data and working papers, books and records reasonably required to confirm the Business Revenue, including Buyer’s financial statements, its general ledger and invoices, in each case as related to the Business, and will permit access to its facilities and personnel, including meeting with the appropriate senior officers of Buyer and Axsys for the purpose of understanding the computation of Business Revenue, in each case, as may be reasonably required in connection with the preparation and analysis of the applicable Earnout Income Statement and Earnout Schedule and the resolution of any disputes under this Section 2.6.

(d)           Subject to Sections 2.6(h) and 2.6(k), if, for the First Earnout Period, Business Revenue (as finally determined pursuant to Section 2.6(b)) exceeds $11,844,000 (the “First Period Tier One Threshold”), then Axsys shall pay or cause to be paid to Seller the sum of:

(i)            45% of all Business Revenue for the First Earnout Period in excess of the First Period Tier One Threshold; plus

(ii)           30% of all Business Revenue for the First Earnout Period in excess of $15,777,000 (the “First Period Tier Two Threshold”);

provided, however, that the Earnout Payment for the First Earnout Period otherwise payable hereunder shall be reduced by an amount equal to the aggregate of all sales commissions and employee bonuses on the revenue of the Business prior to the Closing earned under the sales commission and non-sales employee bonus plans of the Business (the “Sales Commission Plans”) based on sales by Seller between January 1, 2007 through the Closing Date and not paid to any Transferred Employee on or prior to the Closing Date or accrued for on the Final Working Capital Statement, calculated as set forth on Schedule 2.6(d) (“Sales Commissions”), which Sales Commissions shall be paid in full, irrespective of the period relative to the Closing to which such Sales Commissions relate, by Axsys or Buyer to the applicable Transferred Employee(s) entitled thereto under the terms of the Sales Commission Plans.  Buyer will not amend or nullify in any material respect (including as to thresholds or amounts due) the Sales Commission Plans as set forth on Schedule 2.6(d).

(e)           Subject to Sections 2.6(h) and 2.6(k), if, for the Second Earnout Period, Business Revenue (as finally determined pursuant to Section 2.6(b)) exceeds $17,218,000 (the “Second Period Tier One Threshold”), then Axsys shall pay or cause to be paid to Seller the sum of:

(i)            the lesser of (A) 45% of all Business Revenue for the Second Earnout Period in excess of the Second Period Tier One Threshold, and (B) 45% of the aggregate Business Revenue for the First and Second Earnout Periods in excess of the sum of the First Period Tier One Threshold and the Second Period Tier One Threshold; plus

(ii)           the lesser of (A) 30% of all Business Revenue for the Second Earnout Period in excess of $26,488,000 (the “Second Period Tier Two Threshold”), and (B) 30% of the aggregate Business Revenue for the First and Second Earnout Periods in excess of the sum of the First Period Tier Two Threshold and the Second Period Tier Two Threshold.

(f)            Subject to Sections 2.6(h) and 2.6(k), if, for the Third Earnout Period, Business Revenue (as finally determined pursuant to Section 2.6(b)) exceeds $16,208,000 (the “Third Period Tier One Threshold”), then Axsys shall pay or cause to be paid to Seller the sum of:

(i)            the lesser of (A) 45% of all Business Revenue for the Third Earnout Period in excess of the Third Period Tier One Threshold and (B) 45% of the aggregate Business Revenue for the First, Second and Third Earnout Periods in excess of the sum of the First Period Tier One Threshold, the Second Period Tier One Threshold and the Third Period Tier One Threshold; plus

(ii)           the lesser of (A) 30% of all Business Revenue for the Third Earnout Period in excess of $33,816,000 (the “Third Period Tier Two

Threshold”) and (B) 30% of the aggregate Business Revenue for the First, Second and Third Earnout Periods in excess of the sum of the First Period Tier Two Threshold, the Second Period Tier Two Threshold and the Third Period Tier Two Threshold.

(g)           Subject to Sections 2.6(h) and 2.6(k), if, for the Fourth Earnout Period, Business Revenue (as finally determined pursuant to Section 2.6(b)) exceeds $4,430,000 (the “Fourth Period Tier One Threshold”), then Axsys shall pay or cause to be paid to Seller the sum of:

(i)            the lesser of (A) 45% of all Business Revenue for the Fourth Earnout Period in excess of the Fourth Period Tier One Threshold and (B) 45% of the aggregate Business Revenue for the Total Earnout Period in excess of the sum of the First Period Tier One Threshold, the Second Period One Threshold, the Third Period Tier One Threshold and the Fourth Period Tier One Threshold; plus

(ii)           the lesser of (A) 30% of all Business Revenue for the Fourth Earnout Period in excess of $10,159,000 (the “Fourth Period Tier Two Threshold”) and (B) 30% of the aggregate Business Revenue for the Total Earnout Period in excess of the sum of the First Period Tier Two Threshold, the Second Period Tier Two Threshold, the Third Period Tier Two Threshold and the Fourth Period Tier Two Threshold.

(h)           Notwithstanding anything herein to the contrary, in no event shall the aggregate Earnout Payments paid, or caused to be paid, by Axsys to Seller pursuant to this Section 2.6 exceed a maximum amount equal to $42,500,000 minus the aggregate amount of any Sales Commissions actually paid pursuant to Section 2.6(d).

(i)            Any payments due to Seller under the foregoing provisions of this Section 2.6 not paid upon delivery of the applicable Earnout Income Statement and Earnout Schedule under Section 2.6(a) are to be made within five Business Days of the final determination of Business Revenue in accordance with Section 2.6(b) by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at least two Business Days prior to the date payment is required to be made to Seller hereunder.

(j)            Each member of Seller Group acknowledges that, effective as of the Closing, Buyer owns and controls the Business and the Acquired Assets, and that Buyer may operate the Business and the Acquired Assets in such manner as it determines in its sole discretion to be in its best interests.  Without limiting the generality of the foregoing, from and after the Closing, Seller Group agrees and acknowledges that, for each Earnout Period, Buyer shall not be obligated to expend more than 5% of Business Revenue on sales and marketing expenses relating to the Business.

(k)           In the event that, prior to the end of the Third Earnout Period, Buyer or its Affiliate acquires another company or business and combines such other company or business with the Business, then each of the First Period Tier One Threshold, the First

Period Tier Two Threshold, the Second Period Tier One Threshold, the Second Period Tier Two Threshold, the Third Period Tier One Threshold, the Third Period Tier Two Threshold, the Fourth Period Tier One Threshold and the Fourth Period Tier Two Threshold shall, as of the effective date of such acquisition, be increased by an amount equal to the actual Business Revenue of such acquired company or business for the trailing twelve-month period immediately preceding the effective date of such acquisition (prorated as necessary and appropriate for a partial Earnout Period), and, for purposes of this Section 2.6, Seller shall be credited with all revenue generated by such acquired company or business that constitutes Business Revenue.

(l)            If, prior to the end of the Fourth Earnout Period, Buyer sells the Business or any material portion thereof to a Person that is not an Affiliate of Axsys (other than in ordinary course transactions involving sales of inventory or the replacement of equipment and other tangible personal property used in the Business), then Axsys shall pay or cause to be paid to Seller a liquidated amount, if any, in complete discharge of Axsys’ obligations under this Section 2.6 and under Section 2.7, equal to the sum of:  (i) 50% of the net proceeds realized by Buyer upon such sale in excess of (A) any amounts paid by or caused to be paid by Axsys to Seller in connection with the acquisition of the Business and after the Closing pursuant to this Article 2, (B) any amounts paid by or caused to be paid by Axsys or any of its Affiliates in connection with the consummation of any acquisition contemplated by Section 2.6(k), (C) any amounts paid by Buyer or any of its Affiliates for capital expenditures for the benefit of the Business between the Closing and the consummation of such sale, and (D) any Sales Commissions, subject to a maximum payment under this clause (i) of $42,500,000; plus (ii) 5% of any net proceeds (as calculated under clause (i)) in excess of $85,000,000.  Notwithstanding anything to the contrary contained herein, except to the extent provided in this Section 2.6(l), Buyer shall have no further obligation under this Section 2.6 or under Section 2.7 from and after the consummation of any such sale of the Business or material portion thereof other than earnout obligations accrued prior to such sale but unpaid.

(m)          Upon written notice to Buyer, Seller may designate Helinet and John Coyle to be the direct recipients of any payments otherwise owed by Buyer or Axsys to Seller under this Section 2.6 or Section 2.7, with Helinet being entitled to 75% of the aggregate amount of any such payments and John Coyle being entitled to 25% of the aggregate amount of any such payments.  If Buyer or Axsys makes payment to Helinet and/or John Coyle in accordance with such written notice from Seller, such payment shall fully discharge Buyer’s and Axsys’s obligations under this Section 2.6 and/or Section 2.7 to make such payment to Seller, and neither Buyer nor Axsys shall have any further liability to any member of Seller Group with respect thereto.

2.7       Post-Earnout Bookings.  If (a) during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, the Business has entered into any Contracts that provide for the delivery of products in multiple twelve-month periods after the end of the Earnout Period (the “Multi-Year Contracts”) and, as of the third anniversary of the Closing Date, the Multi-Year Contracts have an aggregate backlog (i.e., contractually committed orders) in excess of $10,000,000 of Business Revenue and (b) such Multi-Year Contracts generate Business Revenue in any future twelve-month period (ending on the last day of the month closest to the Closing Date) in which the Business recognizes at least $40,000,000 of Business Revenue excluding Business Revenue generated by the Multi-Year Contracts, then Axsys shall pay or cause to be paid to Seller, as soon as practicable after the end of each such future twelve-month period, an amount calculated in accordance with the following schedule:

Business Revenue Generated by Multi-Year Contracts over $40 million	Percentage

$0 – $1 million	8%

$1 - $2 million	8.4%

$2 - $3 million	8.8%

$3 - $4 million	9.2%

$4 - $5 million	9.6%

$5 million and above	10.0%

2.8       Default.  Any payment due to Seller under Section 2.6 or Section 2.7 is to be made (a) with respect to any payment due under Section 2.6, concurrently with Buyer’s delivery of the Earnout Schedule pursuant to Section 2.6(a) or (b) the remainder under Section 2.6 or any amount payable under Section 2.7 within five Business Days of the final determination of Business Revenue for the relevant measurement period in accordance with Section 2.6 or Section 2.7, as applicable, by wire transfer of immediately available funds to an account designated by Seller to Buyer at least two Business Days prior to the date payment is otherwise required to be made to Seller hereunder.  If Buyer has failed to pay or cause to be paid any amounts otherwise due to Seller pursuant to Section 2.6 or Section 2.7 on the date such payments are due (any such due and unpaid amounts, the “Overdue Amounts”), then such Overdue Amounts shall bear interest at the Applicable Rate for the period from the date such Overdue Amount was otherwise due and payable hereunder to the date that such Overdue Amount is fully paid.

2.9       Working Capital Adjustment.

(a)           Final Working Capital Statement.  Within 60 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a working capital statement (the “Final Working Capital Statement”) setting forth the Net Working Capital as of the Closing Date (the “Final Working Capital”).  The Final Working Capital Statement shall be prepared in accordance with GAAP.

(b)           Dispute.  Within 30 days following receipt by Seller of the Final Working Capital Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Final Working Capital Statement.  If Seller does not notify Buyer of a dispute with respect to the Final Working Capital Statement within such 30-day period, such Final Working Capital Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute,

Buyer and Seller shall negotiate in good faith to resolve such dispute.  If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after Seller advises Buyer of Seller’s objections, then Buyer and Seller jointly shall engage the Arbitration Firm to resolve such dispute.  As promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of all disputed matters to the Arbitration Firm, and the Arbitration Firm can only consider those items in dispute based solely upon the presentations by Buyer and Seller.  The parties shall share the expenses of the Arbitration Firm equally.  All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

(c)           Access.  For purposes of complying with the terms set forth in this Section 2.9(c), each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, including books and records reasonably required to confirm the assets and liabilities set forth on the Final Working Capital Statement, and will permit access to its facilities and personnel, including meeting with the appropriate senior officers of Buyer or Axsys, as may be reasonably required in connection with the preparation and analysis of the Final Working Capital Statement and the resolution of any disputes hereunder.

(d)           Downward Adjustment.  If the Final Working Capital (as finally determined pursuant to Section 2.9(b)) is less than the Target Working Capital, then the Purchase Price will be adjusted downward by the amount of the shortfall (the “Working Capital Shortfall”), and Seller shall pay or cause to be paid to Buyer an amount in cash equal to the Working Capital Shortfall, by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller.  Any such payment is to be made within five Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 2.9(b).

(e)           Upward Adjustment.  If the Final Working Capital (as finally determined pursuant to Section 2.9(b)) is greater than the Target Working Capital, then the Purchase Price will be adjusted upward by the amount by which the Final Working Capital exceeds the Target Working Capital (the “Working Capital Excess”), and Axsys shall pay or cause to be paid to Seller an amount in cash equal to the Working Capital Excess, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Axsys.  Any such payment is to be made within five Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 2.9(b).

2.10     Allocation of Consideration.  After the Final Working Capital Statement is finally determined pursuant to Section 2.9(b), Seller and Buyer shall allocate the Purchase Price and, to the extent required, Assumed Liabilities and relevant transaction costs among the Acquired Assets and any other rights being purchased by Buyer pursuant to this Agreement in accordance with the fair market values determined pursuant to the methodology set forth on Schedule 2.10 and Section 1060 of the Code.  Once finalized, each of the parties hereto shall report the purchase and sale of the Acquired Assets in accordance with this Section 2.10 for all income Tax and Transfer Tax purposes.  Once finalized, Buyer and Seller shall adopt and utilize the fair market values determined pursuant to the methodology set forth in this

Section 2.10 for purposes of filing IRS Form 8594 and all other Returns filed by each of them (unless otherwise required by Law), and each of them will not voluntarily take any position inconsistent therewith upon examination of any such Return, in any judicial or administrative proceeding or otherwise with respect to such Returns.  Buyer and Seller Group each agrees to provide the other promptly with any other information required to complete IRS Form 8594.  Schedule 2.10 shall be amended in accordance with applicable Law as the parties jointly agree in writing.

ARTICLE 3:  DELIVERIES AND OTHER ACTIONS

3.1       Closing.  The payment of the Cash Amount in accordance with Section 2.5, the transfer of the Acquired Assets to Buyer and the assumption by Buyer of the Assumed Liabilities is taking place concurrently with the execution and delivery of this Agreement on the date of this Agreement, and the term “Closing Date” means the date on which the last of the parties executes and delivers this Agreement.  All transfers and assumptions hereunder will be deemed to have been made simultaneously and will become effective, and legal and equitable title and risk of loss with respect to the Acquired Assets will pass to Buyer, as of 11:59 p.m. (Eastern Time) on the Closing Date.

3.2       Deliveries by Seller Group.  At the Closing, Seller Group shall deliver, or cause to be delivered, to Buyer the following items:

(a)           possession of the Acquired Assets, including the Leased Real Property;

(b)           a receipt, duly executed by Seller, evidencing receipt by Seller of the Cash Amount;

(c)           each of the Transaction Agreements to which Seller, any of the

Shareholders, Gimbal Partners, LLC or Alex Giuffrida is a party, duly executed by each such party thereto;

(d)           appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by Buyer to extinguish all Indebtedness and all security interests and other Liens relating to the Acquired Assets;

(e)           (i) a reasonably current long-form good standing certificate (or equivalent document) for Seller issued by the Secretary of State of California and for each state in which Seller is qualified to do business as a foreign corporation, (ii) a copy of the articles of organization of Seller, certified by the Secretary of State of California, (iii) a copy of the operating agreement of Seller and (iv) a copy of the resolutions of the members of Seller approving the Contemplated Transactions; each of (iii) and (iv) to be certified in writing by an officer of Seller, which writing shall include a certification as to the incumbency of the officers executing and delivering this Agreement and each of the Transaction Agreements;

(f)            a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, duly executed by Seller;

(g)           the consents listed on Schedule 3.2(g);

(h)           estoppel certificates, waivers, collateral access agreements and non-disturbance agreements relating to the Leased Real Property, as requested by Buyer or its lenders, each in a form reasonably acceptable to Buyer and its lenders;

(i)            a quitclaim of assets used in connection with the Business from Helinet to Seller, duly executed by Helinet;

(j)            tax clearance certificates with respect to Seller from the California State Board of Equalization and the California Employment Development Department showing no Taxes due; and

(k)           such other documents and instruments as Buyer shall reasonably request to consummate the Contemplated Transactions.

3.3       Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller Group, the following items:

(a)           the Cash Amount, payable as set forth in Section 2.5;

(b)           (i) a reasonably current long-form subsistence certificate for Buyer issued by the Secretary of State of New York; (ii) a copy of the certificate of incorporation of Buyer, certified by the Secretary of State of New York; (iii) a copy of the by-laws of Buyer; and (iv) a copy of the resolutions of the board of directors of Buyer approving the Contemplated Transactions; each of (iii) and (iv) to be certified in writing by an officer of Buyer, which writing shall include a certification as to the incumbency of the officers executing and delivering this Agreement and each of the Transaction Agreements;

(c)           each of the Transaction Agreements to which Buyer is a party, duly executed by Buyer; and

(d)           such other documents and instruments as Seller shall reasonably request to consummate the Contemplated Transactions.

ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

Each of the members of Seller Group jointly and severally represents and warrants to Buyer as follows:

4.1       Organization; Standing; Corporate Power.  Seller is a limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on the Business as now being conducted.  Seller is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) under the Laws of each jurisdiction in which the nature of the Business or the ownership, leasing or operation of its properties (including the Acquired Assets) makes such qualification or licensing necessary, and each such jurisdiction is set forth on Schedule 4.1.  Seller has made available to Buyer prior to the execution of this Agreement complete and correct copies of its articles of organization and operating agreement, each as amended to date.  Each Shareholder that is not an individual is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized.

4.2       Capacity; Authority; Enforceability.  Each member of Seller Group has the capacity or requisite power and authority, as applicable, to execute, deliver and perform such Person’s obligations under this Agreement and the Transaction Agreements and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the Transaction Agreements by each member of Seller Group and the consummation by each such Person of the Contemplated Transactions have been, to the extent applicable to such Person, duly authorized by all necessary corporate action on the part of each such Person.  This Agreement and each of the Transaction Agreements have been duly executed and delivered by each member of Seller Group and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, represent the legal, valid and binding obligation of each such Person, enforceable against each such Person in accordance with their respective terms.  No further action on the part of any member of Seller Group is or will be required in connection with the Contemplated Transactions.

4.3       Conflicts; Consents.  The execution and delivery of this Agreement and the Transaction Agreements does not, and the consummation of the Contemplated Transactions and compliance with the provisions of this Agreement and the Transaction Agreements will not, as applicable to each member of Seller Group, (a) conflict with the organizational documents of any member of Seller Group, (b) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any member of Seller Group under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other material Contract, Permit, concession, franchise, license or other authorization applicable to any such Person or its respective properties or assets, or (c) conflict with or violate any Law or Order applicable to any such Person or its respective properties or assets.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Person is required by any member of Seller Group in connection with the execution and delivery of this Agreement and the Transaction Agreements by such Person or the consummation by such Person of the Contemplated Transactions.

4.4       Compliance with Applicable Laws; Litigation.  Except as set forth on Schedule 4.4:

(a)           The operations of Seller, including the Business and the Acquired Assets, have not been and are not being conducted in violation of any Law.  Seller has not received any written notice of, and has no knowledge of, any claim alleging any such violation.  No member of Seller Group has any knowledge of any proposed Law or Order that would apply to the Business or the Acquired Assets and that would adversely affect the Business or the Acquired Assets.

(b)           No Action by any Person with respect to Seller, the Business, any of the Acquired Assets or the Contemplated Transactions is pending or, to the knowledge of Seller Group, threatened.  There are no judgments unsatisfied against Seller or consent decrees or injunctions to which Seller, the Business or any of the Acquired Assets is subject.

4.5       Employee Benefit Plans.

(a)           Schedule4.5(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of Seller (or, where indicated below, any trade or business (whether or not incorporated) (A) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller or (B) which together with Seller is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) or with respect to which Seller (or, where indicated below, the Controlled Group) has made or is required to make payments, transfers, or contributions (all of the above being hereinafter referred to as “Employee Plans”).  Seller has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b)           Copies of the following materials have been made available to Buyer:  (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof; (ii) all determination letters from the IRS with respect to any of the Employee Plans; (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports; (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan; and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Buyer.

(c)           Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws.

(d)           Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e)           Neither Seller nor any member of the Controlled Group currently has or at any time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f)            With respect to each group health plan benefiting any current or former employee of Seller or any member of the Controlled Group that is subject to Section 4980B of the Code, Seller and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

4.6           Taxes.  Seller has timely filed all Returns that it was required to file.  All such Returns were correct and complete in all respects.  All Taxes owed by Seller have been paid.  No member of Seller Group expects any Governmental Authority to assess any additional Taxes against Seller or the Business for any period for which Returns have been filed.  Seller has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, whether by contract or otherwise.  Seller has not granted or had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.  There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  Seller is not a foreign person within the meaning of Section 1445 of the Code.  No member of Seller Group has received written notice of any claim by a Governmental Authority in a jurisdiction where Seller does not file Returns that Seller is or may be subject to taxation by any Governmental Authority.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts payable or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

4.7       Environmental Matters.

(a)           Seller is not required to hold any health and safety or other similar Permit.  There is no existing practice, action or activity of Seller and no existing condition of the Acquired Assets or the Business that could reasonably be expected to give rise to any Liability under, or violate or prevent compliance with, any health or occupational safety or other applicable Environmental Law.  Seller has not received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any environmental Permit or providing written notice of any violation under Environmental Law related to the Acquired Assets or the Business.

(b)           Seller has provided Buyer with, or access to, true, correct and complete copies of environmental reports documenting the results of inspections, investigations, studies or tests conducted in relation to the Leased Real Property or the Business, including Phase I and Phase II environmental site assessments, if any, prepared by or on behalf of Seller, any lender or financing source of Seller or otherwise in Seller Group’s possession or control, relating to the Leased Real Property or the operation of the Business.

4.8       Property.

(a)           Owned Real Property.  Seller does not own any real property that is in any way used or held for use in connection with the Business.

(b)           Leased Real Property.  Schedule 4.8(b) contains a true and complete list and brief description, including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits, of all real property leased by Seller and used or held for use in the Business, all of which are hereinafter referred to as the “Leased Real Property.”  The Leased Real Property constitutes all of the real property occupied or used by Seller in connection with the operation of the Business as currently conducted.  Seller has a valid leasehold interest in or valid rights to all Leased Real Property.  Seller has made available to Buyer true, correct and complete copies of all leases of the Leased Real Property (the “Leases”).  No option, extension or renewal has been exercised under any Lease except options, extensions or renewals whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to Buyer with the corresponding Lease.  Seller has complied with the terms of all Leases to which it is a party and under which it is in occupancy, and all such Leases are in full force and effect.  To Seller’s knowledge, the lessors under the Leases to which Seller is a party have complied in all material respects with the terms of their respective Leases.  Seller enjoys peaceful and undisturbed possession under all such Leases.

(c)           Tangible Personal Property.  Schedule 4.8(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $10,000 or more, that is owned or leased by Seller or Helinet and used in the Business (the “Tangible Personal Property”).  Seller is in possession of all the Tangible Personal Property.

(d)           Liens.  None of the Leased Real Property is subject to any Liens (other than Permitted Liens).

(e)           Absence of Violations.  None of the Leased Real Property, nor the leasing, occupancy or use of any of the Leased Real Property, is in violation of any Law, including any building, zoning, environmental or other ordinance, code, rule or regulation.  The condition and use of the Leased Real Property conforms to each applicable certificate of occupancy and all other Permits required to be issued in connection with the Leased Real Property.  Seller has obtained all Permits necessary for the operation of the Business at the Leased Real Property.

(f)            Condition of Property.  There are no material defects in, mechanical failure of, or damage to, the Leased Real Property.  The mechanical, electrical and HVAC systems serving the Leased Real Property are in good working condition, normal wear and tear excepted.

(g)           Title; Adequacy of Property.  Seller has good and valid title to, or a valid leasehold in, or license to, all of the Acquired Assets and the Licensed Intellectual Property.  Except for the Excluded Assets, the Acquired Assets comprise all of the assets, properties and rights, tangible and intangible, required for the conduct of the Business as now being conducted.  All Acquired Assets are adequate for the purposes for which such assets are currently used or held for use, and the tangible assets therein are in reasonable good repair and operating condition (subject to normal wear and tear).  After giving effect to the quitclaim of assets used in connection with the Business from Helinet to Seller, Seller is the only entity through which the Business is conducted, and, other than each Shareholder’s ownership interest in Seller, the Excluded Assets and the assets reflected in the services to be provided under the Transition Services Agreement, no Shareholder has any right, title or interest in or to any asset or property in any way used by, or held for use in connection with, the Business.  There are no other owners of equity in Seller other than Helinet and John Coyle.

4.9       Intellectual Property.

(a)           Schedule 4.9(a) sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following items of the Acquired Intellectual Property:  (i) registered Patents and applications therefor; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor; (iv) Domain Names containing the word “Cineflex”, including the Domain Name cineflex.com that is owned or jointly owned by Seller and a Shareholder and is included in Acquired Intellectual Property; and (v) software that has a material effect on the operation of the Business.  Any and all renewal and maintenance fees, Taxes, annuities or other fees payable in respect of the Acquired Intellectual Property and due before the Closing have been paid in full through the Closing.  All actions required to record each owner throughout the entire chain of title of all of the Acquired Intellectual Property required to be listed on Schedule 4.9(a) with each applicable Governmental Authority up through the Closing have been taken, including payment of all costs, fees, Taxes and expenses associated with such recording activities.

(b)           Except as set forth on Schedule 4.9(b), the operation of the Business as conducted by Seller and the possession or use of the Acquired Assets (including the Acquired Intellectual Property) and the Licensed Intellectual Property have not infringed, misappropriated, violated or otherwise conflicted with, and do and will not infringe, misappropriate, violate or otherwise conflict with, any Intellectual Property right of any other Person when the Business is conducted by Buyer as it was operated by Seller.  Except as set forth on Schedule 4.9(b), to the knowledge of Seller, none of the Acquired Intellectual Property or the Licensed Intellectual Property is being infringed or otherwise used or available for use by any Person other than Seller, except pursuant to a Contract set forth on Schedule 4.11(a) or Schedule 4.11(b).

(c)           There is no Action pending or, to the knowledge of Seller Group, threatened that (i) challenges the rights of Seller in respect of, or the scope of, any of the Acquired Intellectual Property or the Licensed Intellectual Property or is otherwise adverse to the use, registration, right to use, validity, enforceability or sole and exclusive ownership of any of the Acquired Intellectual Property or the Licensed Intellectual Property or (ii) asserts that the operation of the Business as conducted by Seller is, was or will be infringing or otherwise in violation of any Intellectual Property right of any other Person.  None of the Acquired Intellectual Property or the Licensed Intellectual Property is subject to any Order or, in the past six years, has been the subject of any Action.

(d)           Except as set forth on Schedule 4.9(d), all Information Systems used by Seller in the conduct of the Business are owned, controlled and operated by Seller and are not wholly or partly dependent upon any Information System of any other Person, other than the Internet.

4.10     Labor Agreements and Employee Issues.  There is no collective bargaining agreement or other labor agreement with any union or labor organization to which Seller is a party relating to the Business.  Seller has no knowledge of any effort, activity or proceeding of any labor organization (or representative thereof) to organize any of its or their employees.  Seller is not and has not been subject to any pending, or, to the knowledge of Seller, threatened (a) unfair labor practice charge and/or complaint, (b) grievance proceeding or arbitration proceeding arising under any labor agreement, (c) Action relating to employees, including discrimination, wrongful discharge or violation of any Law relating to employment practices, (d) strike, lockout or dispute, slowdown or work stoppage or (e) Action in respect of which any director, officer, employee or agent of Seller is or may be entitled to claim indemnification from Seller.  Seller is not a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or the employment practices of Seller.

4.11     Contracts.  Schedule 4.11(a) lists all of the Contracts, other than those Contracts listed on Schedule 4.11(b) (which are not Assumed Contracts), to which Seller is a party that relate to the Business or by which any of the Acquired Assets are bound (the “Assumed Contracts”) which, together with the Contracts set forth on Schedule 4.11(b), constitute all of the Contracts necessary to conduct the Business as currently conducted.  Seller has provided to Buyer true and complete copies of each Assumed Contract, as amended to date.  Each Assumed Contract is a valid, binding and enforceable obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies.  With respect to the Contracts set forth on Schedule 4.11(a) (or required to be set forth on Schedule 4.11(a)):  (a) neither Seller nor, to Seller’s knowledge, any other party thereto is in default under or in violation of any such Contract; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation by Seller and, to Seller’s knowledge, there is no such default or violation by the other party to any such Contract; and (c) Seller has not released any of its rights under any such Contract.  Seller is not restricted by any Contract with any other Person from carrying on the Business anywhere in the world.

4.12     Insurance.  Seller has made available to Buyer prior to the date of this Agreement complete and accurate copies of all insurance policies that are owned by Seller or which name Seller as an insured (or loss payee) and relate to the Business or the Acquired Assets.  All such insurance policies are in full force and effect, are, to the knowledge of Seller

Group, in such amounts and cover such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of Seller, are adequate to protect the Acquired Assets and the Business and all premiums due thereunder have been paid.  Seller has not received notice of cancellation of any such insurance policies.  To the knowledge of Seller, (a) no event relating to Seller, the Business or the Acquired Assets has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies and (b) no insurance carrier providing insurance related to the Business or the Acquired Assets is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.

4.13     Conduct of Business.

(a)           Since December 31, 2006, (i) the Business has been conducted only in the Ordinary Course of Business, (ii) there has not been any adverse change in the operation of the Business or the Acquired Assets or the performance or financial condition of Seller, (iii) subject to inventory sold in the Ordinary Course of Business, the Acquired Assets have not been transferred and are in substantially the same condition as they were on December 31, 2006, normal wear and tear excepted, (iv) no loss, damage, theft or destruction has been suffered with respect to the Acquired Assets or to the Business, and (v) no member of Seller Group has received written notice from any customer or supplier that it has ceased, will cease or may cease to do business with the Business.

(b)           Without limiting the generality of Section 4.13, since January 1, 2007 Seller has not:

(i)            borrowed any amount or incurred or become subject to any Liability, except (A) current Liabilities incurred in the Ordinary Course of Business, (B) Liabilities under Contracts entered into in the Ordinary Course of Business, and (C) borrowings under lines of credit existing on the date hereof;

(ii)           mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of the Acquired Assets;

(iii)          declared or paid any in-kind dividends or made any other distributions of any assets otherwise constituting Acquired Assets;

(iv)          sold, assigned or transferred (including transfers to any employees or Shareholders, or to any Affiliate of Seller or any such employee or Shareholder) any Acquired Assets, except for sales of inventory in the Ordinary Course of Business, or canceled any debts or claims of customers of the Business;

(v)           taken any other action or entered into any other transaction (including any transactions with employees, Shareholders or Affiliates of Seller or any such employee or Shareholder) other than in the Ordinary Course of Business or other than the Contemplated Transactions;

(vi)          (A) increased the salary, wages, bonuses or other compensation rates of any officer, employee, manager, partner or consultant of Seller (other than standard annual pay increases or pursuant to awards of promotion in the Ordinary Course of Business); or (B) made or granted any increase in the benefits provided under any Employee Plan, or amend any existing Employee Plan, or adopted any new Employee Plan or made any commitment or incur any liability to any labor organization;

(vii)         waived any rights of value with respect to the Business or any Acquired Assets;

(viii)        made any write-off or write-down of, or made any determination to write-off or write-down, any of the Acquired Assets;

(ix)           made any change in the general pricing practices or policies or any change in the credit or allowance practices or policies of the Business;

(x)            entered into any amendment, modification or termination of (whether partial or complete), or granted any waiver under, or given any consent with respect to any Assumed Contract or any agreement that is required (or had it been in effect on the Closing Date would have been required) to be disclosed in the schedules to this Agreement;

(xi)           granted to any Person any rights in any Acquired Intellectual Property, other than licenses of firmware or Acquired Intellectual Property in the Ordinary Course of Business in connection with the sale or maintenance of products of the Business; or

(xii)          agreed or otherwise committed to do any of the foregoing.

4.14     Permits.  Schedule 4.14 sets forth a true and complete list and description of all Permits held by Seller and used by it in the conduct of the Business.  Except as set forth on Schedule 4.14, Seller is in compliance with the terms of all such Permits, and there is no pending or threatened termination, expiration or revocation of any such Permit.  Except for the Permits set forth on Schedule 4.14, there are no Permits, whether written or oral, necessary or required for the conduct of the Business.  Except as set forth on Schedule 4.14, the execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Contemplated Transactions do not and will not violate any Permit, or result in any termination, modification, revocation or nonrenewal thereof, and all such Permits can be transferred to Buyer without any material changes to their current terms and conditions.

4.15     Financial Statements.

(a)           Schedule 4.15(a) sets forth true and complete copies of (i) the unaudited balance sheet of the Business as of December 31, 2006, and the unaudited statement of income for the fiscal year then ended, and the audited balance sheet (before Helinet consolidated and elimination entries) of the Business as of December 31, 2005, and the audited statement of income (before Helinet consolidated and elimination entries) for the fiscal year then ended, together with the other financial information included therewith (collectively, the “Annual Financial Statements”), and (ii) the unaudited balance sheet of Seller as of March 31, 2007, and the related unaudited statement of income for the three-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)           The Annual Financial Statements present fairly, in all material respects, the financial position and results of operations of Seller at the dates and for the time periods indicated and have been prepared and reviewed by the management of Seller in conformity with GAAP, consistently applied throughout the periods indicated.  The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of Seller at the date and for the period indicated and have been prepared and reviewed by the management of Seller in conformity with GAAP, consistent with the Annual Financial Statements, except for the absence of footnote disclosure and any customary year-end adjustments.  The Financial Statements were derived from the books and records of Seller.

4.16     Undisclosed Liabilities; Indebtedness.  Seller does not have any Liabilities (regardless of when asserted) arising out of transactions or events entered into prior to the date hereof, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date hereof, except (a) Liabilities reflected in the Financial Statements or (b) Liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business.  Schedule 4.16 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Business or the Acquired Assets as of the date hereof.

4.17     Inventories.  The inventories of Seller relating to the Business are of a quality and quantity useable and saleable in the normal and Ordinary Course of Business, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items.  Such allowances have been calculated in accordance with GAAP and in a manner consistent with the past practice of Seller.  None of Seller’s inventory is held on consignment, or otherwise, by third parties.

4.18     Product Liability and Warranty.

(a)           Each product sold or otherwise delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller does not have any Liability (and, to Seller’s knowledge, there are no latent or patent defects in any previously sold products that would give rise to an Action against Seller) for replacement or repair of any such products or other damages in connection therewith, subject only to the reserve for product and warranty claims as set forth on the Final Working Capital Statement No product manufactured, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service.  Schedule 4.18(a) sets forth true, correct and complete copies of the standard terms and conditions of sale, lease or service of Seller (containing applicable guaranty, warranty and indemnity provisions).

(b)           Seller does not have any Liability, and, to Seller’s knowledge, there are no latent or patent defects in any previously sold products that would give rise to any Liability, arising out of any injury to individuals or property as a result of the ownership, possession or use of a product manufactured, sold, leased or delivered by Seller prior to the Closing.

4.19     Customers and Suppliers.

(a)           Schedule 4.19(a) sets forth a list of the top five customers of the Business, together with the revenue attributable to each such customer, for the year ended December 31, 2006 (“Material Customers”).  Except as set forth on Schedule 4.19(a):  (i) Seller is not involved in any claim, dispute or controversy with any Material Customer; and (ii) to the knowledge of Seller Group, Seller is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Business.

(b)           Schedule 4.19(b) sets forth the 10 largest suppliers (based on dollar amounts purchased by Seller) of the Business for each of the years ended December 31, 2006, December 31, 2005, and December 31, 2004 (“Material Suppliers”).  Except as set forth on Schedule 4.19(b):  (i) all Material Suppliers continue to be suppliers of the Business and none of such Material Suppliers has reduced materially its business with Seller, and Seller Group does not have any knowledge that such reduction will occur; (ii) no Material Supplier has terminated its relationship with Seller or the Business or has threatened to do so; (iii) Seller is not involved in any claim, dispute or controversy with any Material Supplier; and (iv) to the knowledge of Seller Group, Seller is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have an adverse effect on the Business.  Except as set forth on Schedule 4.19(b), no supplier to Seller represents a sole source of supply for goods and services used in the conduct of the Business.

4.20     Related Party Transactions.  Except as set forth on Schedule 4.20, none of Seller, Shareholders or any of their respective Affiliates or Family Affiliates, nor any current or former member, manager, officer or employee of Seller, (a) has, or during the last three fiscal years has had, any direct or indirect interest (i) in, or is or during the last three fiscal years was a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller or (ii) in any material property, asset or right that is owned or used by Seller in the conduct of the Business or (b) is, or during the last three fiscal years has been, a party to any Contract with Seller.  There is no outstanding Indebtedness of any current or former director, officer, employee or consultant of Seller or any Shareholder or any of their respective Affiliates or Family Affiliates to Seller.

4.21     Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for any member of Seller Group in connection with the negotiations relating to the Contemplated Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any member of Seller Group.

4.22     Government Contracts.

(a)           Other than routine inquiries, audits and reconciliations such as could not reasonably be expected to result in a material adverse effect, no employee set forth on Schedule 6.5 is, or during the last three years has been, (i) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority (except as to routine security investigations), (ii) suspended or debarred from doing business with any Governmental Authority, or (iii) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.

(b)           There is not any pending audit or investigation of Seller, the Business or any employee set forth on Schedule 6.5 that could reasonably be expected to result in a material adverse effect with respect to any alleged irregularity, misstatement or omission arising under or relating to any Contract with a Governmental Authority (each, a “Government Contract”), and during the last three years, neither Seller nor any of its Affiliates (including Shareholders) has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c)           (i) Neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified Seller that Seller has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) Seller has not terminated any Government Contract to which Seller is a party, nor has it been notified by any Governmental Authority, any prime contractor, subcontractor or any other Person that any Government Contract to which Seller is a party has been terminated for any reason, and no cure notice or show cause notice is currently in effect pertaining to any Government Contract; and (iii) there are no outstanding claims or disputes between Seller and any Governmental Authority under any Law or Government Contract, or between Seller and any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract.

ARTICLE 5:  REPRESENTATIONS AND WARRANTIES OF BUYER

Axsys and Buyer jointly and severally represent and warrant to each member of Seller Group as follows:

5.1       Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

5.2       Authority; Enforceability.  The execution and delivery of this Agreement and the Transaction Agreements have been duly and validly authorized by all necessary action on the part of Buyer.  Buyer has all requisite power and authority to enter into this Agreement and the Transaction Agreements and to consummate the Contemplated Transactions.  This Agreement and the Transaction Agreements have been duly executed and delivered by Buyer and, upon the execution and delivery by each of the other parties thereto, constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

5.3       Conflicts; Consents.  The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the Contemplated Transactions will not (a) conflict with or result in a breach of the certificate of incorporation of Buyer or (b) violate any Law or Order applicable to Buyer or Buyer’s properties or assets.  No consent or approval by, or any notification of or filing with, any Person is required in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction Agreements or the consummation by Buyer of the Contemplated Transactions.

5.4       Financial Capacity.  Axsys or Buyer have all funds necessary to enable Axsys and Buyer to perform its obligations under this Agreement and the Transaction Agreements in accordance with their respective terms; specifically, Buyer will have sufficient financial means on the date payment for each Earnout Period is due to satisfy its financial obligations in connection with each Earnout Period.

5.5       Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for Buyer or any of its Affiliates in connection with the negotiations relating to the Contemplated Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Buyer or any of its Affiliates.

5.6       Actions; Orders.

(a)           There are no Actions pending by or against Buyer that challenge, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s knowledge, no such Action has been threatened and no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, the commencement of any such Action.

(b)           There is no Order to which Buyer is subject that enjoins, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s knowledge, no such Order has been threatened and no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, the issuance of any such Order.

5.7       Condition of Assets.  Buyer is purchasing the Acquired Assets based solely on the results of its inspections and investigations, and on the representations and warranties of Seller that are expressly set forth in this Agreement.  Buyer is not relying on any representation or warranty of Seller that is not expressly set forth in this Agreement.  Any claims or potential claims that Buyer may have for breach of representation or warranty by Seller shall be based solely on the warranties of Seller set forth in Article 4  hereof and Buyer waives any implied warranties, including warranties of merchantability or fitness for a particular purpose.  Buyer acknowledges and agrees that except as expressly set forth in Article 4 of this Agreement, Seller (or any other Person on behalf of Seller) has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information provided to Buyer regarding the Acquired Assets or the Assumed Liabilities.  With respect to any estimate, projection, budget or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimates, projections, budgets and forecasts; (ii) Buyer is aware that actual results may differ materially; and (iii) Buyer shall have no claim against Seller with respect to any such estimate, projection, budget or forecast; provided, however, that such estimate, projection, budget or forecast was prepared and furnished in good faith.  The statements and acknowledgements made by Buyer pursuant to this Section 5.7 shall in no way limit any claim that may be made by Buyer based on fraud or criminal misconduct of Seller, its Affiliates, or their respective employees or representatives.

ARTICLE 6:  CERTAIN COVENANTS

6.1       Confidentiality.

(a)           All information supplied to Buyer by Seller or its representatives in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby shall be held by Buyer in accordance with the Confidentiality Agreement.  Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Buyer’s obligation to maintain the confidentiality of such information provided by the members of Seller Group or their representatives relating to the Business or the Acquired Assets shall expire as of the Closing (and nothing shall prevent Buyer from using such information in connection with its operation of the Business and the Acquired Assets from and after the Closing); provided, however, that Buyer’s obligation to maintain confidentiality regarding the Excluded Assets shall continue after the Closing Date as per the Confidentiality Agreement.

(b)           All information supplied by Buyer to any member of Seller Group or its representatives in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby shall be held by each member of Seller Group and its representatives as if such Persons were recipients of such information within the meaning of the Confidentiality Agreement and subject to the terms of the Confidentiality Agreement with respect to such information.

(c)           From the Closing, no member of Seller Group shall disclose and their respective Affiliates and their employees shall not disclose to any Person any Business Confidential Information.  “Business Confidential Information” means any proprietary, non-public information that has commercial value or other utility and is related to the Business and/or the Acquired Assets, or the unauthorized disclosure of which could be detrimental to the value of the Business and/or any of the Acquired Assets, subject to the following exceptions:  (i) information that is or becomes generally available to the public through no action by Seller Group or its representatives; and (ii) information that is required by applicable Law to be disclosed or is disclosed in response to a valid Order, but only to the extent required by, and for the purposes of, such Law or Order; provided, however, that in the case of disclosure compelled by Law or Order, Seller Group shall notify Buyer promptly of the request or requirement so that Buyer may consider seeking an appropriate protective order and/or waiving compliance with the provisions of this Section 6.1(c), and Seller Group shall cooperate with Buyer in seeking any such protective order and otherwise resisting such disclosure.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller Group is, on the written advice of counsel, compelled to disclose any Business Confidential Information by judicial or administrative process, Seller Group may so disclose the Business Confidential Information; provided, however, that, at the written request of Buyer, Seller Group shall use commercially reasonable efforts to obtain, at the expense of Buyer, an order or other reasonable assurance that confidential treatment will be accorded to such portion of the Business Confidential Information required to be so disclosed.

6.2       Public Announcements.  Buyer and Seller shall consult with each other before issuing any press release or other public announcements with respect to the Contemplated Transactions.  The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the Contemplated Transactions and no party shall issue any such press release or other public announcement or statement prior to such consultation and without the consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.3       Pre-Closing Accounts Receivable.  In the event, on or after the Closing Date, Buyer receives any payment of any account receivable that is an Excluded Asset, such payment will be the property of, and will be immediately forwarded and remitted to, Seller.  Buyer will promptly endorse and deliver to Seller any cash, checks or other documents received by it on account of any such accounts receivable.  Buyer will advise Seller (promptly following Buyer becoming aware thereof) of any counterclaims or set offs that may arise subsequent to the Closing Date with respect to any account receivable that is an Excluded Asset.

6.4       Name Change Filings; Certain Other Post-Closing Covenants.

(a)           Seller will, within ten Business Days following the Closing Date, deliver to Buyer evidence of filing with the Secretary of State of California of an amendment to Seller’s articles of organization to change its name from “Cineflex, LLC” to a name that is not confusingly similar to “Cineflex, LLC.”  Seller will, within 30 days after the Closing Date, take such actions and file such documents as may be necessary to (i) reflect such name changes in all States in which Seller is qualified to do business as a foreign entity and will deliver to Buyer copies of such documents evidencing such name change filings, (ii) change the trademarks and trade names associated with any products or services available through Seller to discontinue the use of the trademark and trade name “Cineflex, LLC,” and any confusingly similar trademarks and trade names and (iii) otherwise discontinue the use of such trademarks and trade names in connection with Seller’s business operations.

(b)           Seller will, within ten Business Days following the Closing Date, deliver to Buyer evidence of filing with the Secretary of State of the applicable jurisdiction(s) of an amendment to any organizational documents of any other entity owned or controlled by Seller or any of its Affiliates bearing as a portion of its name the word “Cineflex” to a name that is not confusingly similar to “Cineflex, LLC.”  Seller will, within 30 days after the Closing Date, take such actions and file such documents as may be necessary to (i) reflect such name changes in all States in which such entity is qualified to do business as a foreign entity and will deliver to Buyer copies of such documents evidencing such name change filings, (ii) change the trademarks and trade names associated with any products or services available through such entity to discontinue the use of the trademark and trade name “Cineflex,” and any confusingly similar trademarks and trade names and (iii) otherwise discontinue the use of such trademarks and trade names in connection with such entity’s business operations.

(c)           Each of the members of Seller Group shall promptly forward to Buyer any mail (including electronic mail) that such member receives after the Closing Date that relates to the Acquired Assets or the Business or is otherwise intended for the owner of the Acquired Assets or the Business.

(d)           Seller shall maintain sufficient funds in its relevant bank accounts until all of the cut-but-uncashed checks of Seller relating to the Business or the Acquired Assets and outstanding as of the Closing have cleared and been paid in full.

6.5       Employees.

(a)           Immediately following the consummation of the transactions contemplated by this Agreement, Buyer shall offer an employment opportunity to those employees of Seller Group set forth on Schedule 6.5, each of whom is primarily involved in the conduct of the Business as of the Closing Date, at such rate of pay and with such employee benefits as are comparable in the aggregate to each such employee’s current level of compensation and benefits, provided, however, that nothing in this Agreement shall obligate Buyer to employ any such employee for any period of time or continue any term or condition of employment or any employment benefits or policies for any period of time.  Any employees who accept Buyer’s offer of employment and are hired will be referred to as “Transferred Employees”.

(b)           The service time accrued by and any deductibles paid by any Transferred Employee during such Transferred Employee’s employment with Seller or its predecessor-in-interest will be recognized by Buyer (to the extent applicable) for purposes of eligibility for benefits under any plan, policy, program or arrangement maintained by Buyer for the benefit of Buyer’s employees.  During such Transferred Employee’s employment by Buyer, each Transferred Employee shall have the right to participate in any and all benefit plans, policies and arrangements available to Buyer’s employees generally (including, Buyer’s 401(k) plan), in each case subject to the terms and conditions of each plan, policy, program or arrangement and to the extent of other similarly situated employees of Buyer.

(c)           No provision of this Section 6.5 shall: (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any other Person other than the parties hereto and their respective successors and permitted assigns; (ii) constitute or create an employment agreement; or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, Buyer or any of their respective Affiliates.

6.6       Licensed Intellectual Property.

(a)           Each of Seller and Helinet, as applicable, hereby grants to Buyer an irrevocable, nontransferable, nonexclusive, royalty-free, and fully paid-up license to the Licensed Intellectual Property, including the right to use, make, sell, advertise, offer to sell, import and supply products and services incorporating the Licensed Intellectual Property, solely in connection with the operation of the Business as currently conducted.

(b)           Buyer shall have a limited right (consistent with the right granted under clause (a) above) to grant sublicenses under the Licensed Intellectual Property to:  (i) Buyer’s Affiliates; provided, however, that any such sublicense shall automatically terminate if such Affiliate ceases to be an Affiliate of Buyer; (ii) Buyer’s contractors for the use, manufacturing, sale, advertising, offer for sale, importation and supply by Buyer or its Affiliates of products and services in connection with the operation of the Business; and (iii) Buyer’s customers for use in connection with the products of the Business in which such Licensed Intellectual Property may be embedded or otherwise used.

(c)           Buyer acknowledges and agrees that, except to the extent set forth herein,  all right, title and interest in and to the Licensed Intellectual Property is solely vested in Seller or Helinet, as the case may be, at all times.

6.7       Further Assurances.  From and after the Closing Date, at the request of Buyer, Seller and Shareholders shall take such actions and provide such assistance, or cause to be taken such actions and provided such assistance, or execute and deliver or cause to be executed and delivered to Buyer such other agreements or instruments, in addition to those required by this Agreement and the Transaction Agreements, as Buyer may reasonably request, in order to implement the Contemplated Transactions, including (a) obtaining the consents set forth on Schedule 3.2(g) that are not obtained prior to the Closing Date, (b) delivering any closing documents required by Section 3.2 that Buyer waived at the time of the Closing, (c) taking such actions as may be necessary to transfer all transferable Permits relating to the Acquired Assets or the Business to Buyer as contemplated by Section 2.1(b) and (d) cooperating with Buyer at Buyer’s reasonable request to supply documentation (including records and correspondence, both paper and electronic) and other information relating to, and making their respective employees available for interviews and teleconferences with respect to, export compliance matters (including any voluntary disclosures and similar matters), the transfer of any transferable export licenses relating to the Business to Buyer, and the application by Buyer for any new or replacement export licenses relating to the Business.  Seller shall preserve all such documentation (including electronic records and correspondence) for at least three (3) years following the Closing Date.  From and after the Closing Date, at the request of Seller,

Buyer shall take, or cause to be taken, such actions, or execute and deliver or cause to be executed and delivered to Seller, such other agreements or instruments, in addition to those required by this Agreement and the Transaction Agreements, as Seller may reasonably request, in order to implement the Contemplated Transactions.

6.8       Tax Audits; Cooperation.  In connection with the preparation of any Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities relating to the Business, Buyer and Seller Group will cooperate fully with each other, including by furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Governmental Authorities as to the imposition of Taxes.

6.9       Tax Clearances; Bulk Sales Laws; Proration of Certain Taxes.

(a)           Within the time period prescribed by applicable Law, Buyer or Seller, as appropriate, shall report the sale of the Acquired Assets to the applicable state Taxing Authorities to which the Business is subject, which report shall state the names and addresses of Buyer and Seller, the Closing Date and any other information required under applicable Law and may be accompanied by a copy of this Agreement (or portions thereof) if required by applicable Law.

(b)           If not paid by Seller, Buyer may pay out of the Escrow Amount or its own funds any state Tax obligation, including interest and penalties, due from Seller to any state Taxing Authority for sales Taxes, employee withholding Taxes, or any other Taxes for which Buyer may be held liable.  Seller will promptly reimburse Buyer for any such payments made by Buyer out of its own funds.

(c)           All Personal Property Taxes will be prorated as of the Closing Date with (i) Seller being liable for such taxes relating to any time period or periods ending on or prior to the Closing Date and (ii) Buyer being liable for such taxes relating to any time period or periods beginning after the Closing Date.  Proration of Personal Property Taxes will be made on the basis of the most recent officially certified tax valuation and assessment for the Acquired Assets.  If such valuation pertains to a tax period other than that which the Closing occurs, such apportionment will be recalculated at such time as actual tax bills for such period are available, and the parties will cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual tax bills.

(d)           Buyer hereby waives compliance with the provisions of the applicable statutes relating to bulk transfers or bulk sales.

6.10     Noncompetition; Nonsolicitation.

(a)           In consideration of the Purchase Price and the consummation of the Contemplated Transactions, Seller agrees that, for the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, Seller shall not, and shall not permit its Affiliates to, directly or indirectly, own, manage, engage in, operate, control, promote, consult with, invest in, render services for, do business with or participate in a business that competes with the Business (the “Competitive Activities”) in North America, South America, Europe, Asia or Australia.  Notwithstanding the foregoing, Buyer hereby agrees that the foregoing covenant shall not be deemed breached as a result of ownership by Seller (together with Seller’s Affiliates) of less than an aggregate of 5% of any class of capital stock of a person engaged, directly or indirectly, in Competitive Activities.

(b)           Seller agrees that it shall not, and shall not permit its Affiliates to, directly or indirectly, at any time during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee of Buyer or any Affiliate of Buyer to terminate his or her employment with Buyer or such Affiliate, or hire or attempt to hire any employee of Buyer or any Affiliate of Buyer, in each case, without obtaining written consent from Buyer prior to engaging or attempting to engage in such solicitation, inducement, encouragement or hiring, regardless of whether contact is initiated by Seller or by such employee; provided, however, that Buyer agrees that the foregoing covenant shall not be deemed breached as a result of (i) any general, public advertisements of employment placed by Seller in the Ordinary Course of Business not targeted at employees of the Business, Buyer or any Affiliate of Buyer, or (ii) Seller’s solicitation or hiring of individuals that have previously terminated employment with Buyer or an Affiliate of Buyer without Seller’s inducement.

6.11     Retention and Access to Records.  After the Closing, Buyer shall retain for a period consistent with Buyer’s record retention policies and practices those records of Seller delivered to Buyer.  Buyer also shall provide Seller and its representatives reasonable access thereto, during normal business hours and on at least five (5) Business Days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.  After the Closing, Seller shall provide Buyer and Buyer’s representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least five (5) Business Days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

ARTICLE 7:  REMEDIES

7.1       General Indemnification Obligations.

(a)           Indemnification by Seller Group.  Subject to the limitations and procedures contained in Section 7.3 and in Section 7.2(b), from and after the Closing, each member of Seller Group shall jointly and severally indemnify and hold harmless Buyer and its officers, directors, employees, agents and Affiliates from and against any and all losses, Liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (collectively “Losses”) suffered, incurred or sustained by any of such parties based upon, arising out of or otherwise in respect of (i) any misrepresentation of or inaccuracy in any representation or warranty of any member of Seller Group contained in this Agreement (including any schedule hereto) or any of the Transaction Agreements, (ii) any breach of any covenant or agreement of any member of Seller Group contained in this Agreement (including any schedule hereto) or any of the Transaction Agreements, (iii) any violation of or Liability arising under any bulk sales Law in connection with the transfer of the Acquired Assets hereunder, (iv) the failure of Seller to assume, pay, perform and discharge the Excluded Liabilities, (v) the failure of the landlord under the Facility Lease Agreement to complete construction and deliver possession of the leased premises to Buyer on the terms and in the condition provided in the Facility Lease Agreement, (vi) any non-compliance or alleged or possible non-compliance with U.S. Export Control Laws by any member of Seller Group or any of its employees with respect to the Business prior to the Closing, or (vii) to the extent interest or other income earned on the Escrow Amount is disbursed to Seller under the Escrow Agreement, any Taxes paid by Buyer in respect of interest or other income earned on the Escrow Amount; provided, however, Seller shall not indemnify Buyer for any accrued items set forth on the Final Working Capital Statement.

(b)           Indemnification by Buyer.  Subject to the limitations and procedures contained in Section 7.3 and in Section 7.2(b), from and after the Closing, Axsys and Buyer shall jointly and severally indemnify and hold harmless Seller (including its officers, managers, employees, agents and Affiliates) and Shareholders from and against any and all Losses suffered, incurred or sustained by any of such Persons based upon, arising out of or otherwise in respect of (i) any misrepresentation of or inaccuracy in any representation or warranty of Buyer contained in this Agreement (including any schedule hereto) or any of the Transaction Agreements, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement (including any schedule hereto) or any of the Transaction Agreements, (iii) the failure of Buyer to assume, pay, perform and discharge the Assumed Liabilities, or (iv) Buyer’s conduct and operation of the Business after the Closing (excluding Losses for which Buyer is otherwise entitled to indemnification hereunder).

7.2       Notice and Opportunity to Defend.

(a)           Notice of Asserted Liability.  As soon as is reasonably practicable after any member of Seller Group, on the one hand, or Buyer, on the other hand, becomes aware of any claim that such party has under Section 7.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”).  A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.  Each Indemnifying Party to whom a Claims Notice is given shall respond to any Indemnified Party that has given such Claims Notice (a “Claim Response”) within 30 days after the date that such Claims Notice is given.  Any Claim

Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim described in the Claims Notice.  If any Indemnifying Party fails to give a Claim Response within such 30-day period, such Indemnifying Party shall be deemed not to dispute the Liability Claim described in the related Claims Notice.  If any Indemnifying Party elects not to dispute a Liability Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such Liability Claim shall be conclusively deemed to be an obligation of such Indemnifying Party.  If an Indemnifying Party shall be obligated to indemnify an Indemnified Party hereunder, the Indemnifying Party shall pay to such Indemnified Party, in accordance with Section 7.3(e), the amount to which such Indemnified Party shall be entitled.

(b)           Opportunity to Defend.  The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party, to assume and conduct the defense of the Liability Claim described in such Claims Notice in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that there is no conflict of interest that, under applicable principles of legal ethics, as expressed in a written opinion of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnified Party and the Indemnifying Party in such action.  If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), then the Indemnified Party may continue to defend such Liability Claim.  If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 7.2(b), then the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) a conflict of interest has arisen or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense.  The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Liability Claim, (B) grants any injunctive or equitable relief or (C) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party.  The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

(c)           Notwithstanding anything to the contrary contained in this Section 7.2, Buyer shall exercise control of the defense or handling of any Liability Claim with respect to which Buyer is the Indemnified Party arising under Section 7.1(a)(vi), including any Liability Claim arising out of any filing or proceeding with any

Governmental Authority as a result of voluntary disclosures made by Buyer or its Affiliates with respect to the Business under U.S. Export Control Laws, solely at the expense of the Indemnifying Party.  The Indemnifying Party has the right to participate in (but not control), at its own expense, the defense or handling of any Liability Claim arising under Section 7.1(a)(vi) that Buyer is defending or handling as provided in the preceding sentence, and the Indemnifying Party shall not communicate with any Governmental Authority regarding any such Liability Claim without Buyer’s prior written consent.  Buyer may not, without the prior written consent of the Indemnifying Party, consent to a settlement of any such Liability Claim arising under Section 7.1(a)(vi) that Buyer is defending or handling as provided in this Section 7.2(c) that grants any injunctive or equitable relief against the Indemnifying Party.

7.3       Survivability; Limitations.

(a)           The representations and warranties of Buyer and Seller Group contained in this Agreement and the Transaction Agreements will survive for a period ending on the eighteen-month anniversary of the date of this Agreement (the “Expiration Date”); provided, however, that:  (i) the Expiration Date for any Liability Claim relating to a misrepresentation of or inaccuracy in any of the representations and warranties set forth in Section 4.5 or Section 4.6 will be 60 days after the expiration of the applicable statute of limitations, as extended; (ii) the Expiration Date for any Liability Claim relating to a misrepresentation of or inaccuracy in any of the representations and warranties set forth in Section 4.7 shall be the 42-month anniversary of the date of this Agreement; (iii) there will be no Expiration Date for any Liability Claim relating to a misrepresentation of or inaccuracy in any of the representations and warranties set forth in (A) Section 4.1, Section 4.2, Section 4.8(g) or Section 4.21 (collectively the “Excluded Representations”) or (B) Section 5.1, Section 5.2 or Section 5.5; and (iv) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 7.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.  All of the covenants and agreements of Buyer and of each member of Seller Group contained in this Agreement and the Transaction Agreements will survive in accordance with their respective terms.

(b)           Notwithstanding anything to the contrary contained in this Article 7, no member of Seller Group shall have any liability as a result of any misrepresentation of or inaccuracy in any representation or warranty contained in this Agreement (other than Section 4.5, Section 4.6, Section 4.7 and the Excluded Representations), until the aggregate amount of all such Losses suffered, incurred or sustained by the Person to be indemnified under Section 7.1(a) exceeds $400,000 (the “Deductible”), in which case the members of Seller Group shall be jointly and severally liable for all such Losses in excess of the Deductible.

(c)           Notwithstanding anything to the contrary contained in this Article 7, no member of Seller Group shall have any liability as a result of any misrepresentation of or inaccuracy in any representation or warranty contained in this Agreement (other than Section 4.5, Section 4.6, Section 4.7 and the Excluded Representations) in excess of $12,000,000 (the “Cap”).

(d)           Notwithstanding any other provisions of this Section 7.3, neither the Cap nor the Deductible shall apply (i) in the event any member of Seller Group is found to have committed fraud or intentional misrepresentation or (ii) to any indemnification claim made by Buyer based on any misrepresentation of or inaccuracy in any representation or warranty contained in Section 4.5, Section 4.6, Section 4.7 or any of the Excluded Representations.

(e)           Any indemnification of an Indemnified Party pursuant to this Article 7 shall be effected by wire transfer or transfers of immediately available funds from the Indemnifying Party to an account or accounts designated by the Indemnified Party within 15 days after the final determination thereof; provided, however, that, if Buyer is the Indemnified Party, Buyer shall first recover any indemnification payment or other amounts (or any portion thereof) then due and unpaid from any member of Seller Group on a joint and several basis, from the then-existing Escrow Amount, and second, by retaining and setting off such amounts (or any portion thereof) against any amounts due or to become due from Buyer to any member of Seller Group under this Agreement or any of the Transaction Agreements, including any Earnout Payment or post-earnout payment otherwise due to Seller under Section 2.6 or Section 2.7, as applicable, and third, as Buyer may elect at its option (including on a joint and several basis from any member of Seller Group).

(f)            For all purposes of (i) determining whether there has been any misrepresentation of or inaccuracy in the representations and warranties contained in this Agreement and (ii) calculating Losses hereunder, any “material,” “materiality,” “material adverse effect” or similar qualification in such representations and warranties shall be disregarded.

7.4       Specific Performance.  Each party’s obligation under this Agreement is unique.  If any party should breach its covenants under this Agreement, including the covenants and agreements set forth in Section 6.10, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

7.5       Adjustment to Purchase Price.  All amounts paid by Buyer or Seller, as the case may be, under this Article 7 shall be treated by the parties as adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law or Order.

7.6       Mitigation.  Any Indemnified Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, including in connection with any settlements entered into by Buyer with respect to a Liability Claim arising under Section 7.1(a)(vi).

7.7       Insurance Benefits; Tax Benefits.

(a)           The amount of Losses incurred by any Indemnified Party hereunder will be calculated net of (i) any amount actually recovered by such Indemnified Party under applicable insurance policies with respect to such Losses, and (ii) the amount of any actual net reduction in Taxes then payable by such Indemnified Party in the same taxable year as the indemnification payment to the extent arising from the recognition of the applicable Loss.

(b)           Notwithstanding anything to the contrary in Section 7.7(a) above, to the extent the Indemnified Party has not received the insurance proceeds or had the benefit of the Tax reduction (as the case may be) at the time any indemnity payment is due to be paid to it, such indemnity payment shall be made in gross (i.e., without respect to any net reductions).  Thereafter, the Indemnified Party shall be required to reimburse the Indemnifying Party for amounts required to be netted from the gross indemnity payments at such time as the Indemnified Party actually receives such insurance proceeds and/or actually recognizes the Tax reduction, as the case may be.

(c)           It is acknowledged and agreed that, notwithstanding the deductions provided in this Section 7.7, nothing herein shall limit an Indemnified Party’s recovery for Losses under Article 7 related to the cost of any insurance deductible or increased premiums or any cost incurred in obtaining a Tax refund or other Tax benefit.

7.8       Exclusive Remedy.  Except in the case of fraud or where a party may be entitled to injunctive relief or other equitable remedies hereunder, after the Closing, the indemnification provided in this Article 7 will constitute the exclusive remedy of the Indemnified Parties hereunder in respect any and all Losses arising out of or resulting from this Agreement or the consummation of the transactions contemplated hereby.

7.9       Excluded Damages.  Notwithstanding anything to the contrary in this Agreement, except for payments made to third parties in respect of which a party is otherwise entitled to indemnification hereunder, no party shall be liable hereunder for special, consequential, exemplary or punitive Damages or for any Damages based on multiples of lost profits or multiples of future cash flows.

ARTICLE 8:  MISCELLANEOUS

8.1       Expenses; Transfer Taxes.  Each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby; provided, however, that in the event of litigation between the parties in connection with this Agreement, each of the parties hereto agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable fees and expenses (including attorneys’ fees) incurred by the prevailing party in connection therewith.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or Seller in connection with the consummation of the Contemplated Transactions (“Transfer Taxes”) will be borne and paid up to $12,500 by Seller, and Buyer shall reimburse Seller for any excess over such amount.  The parties hereto will cooperate with each other in connection with the filing of any Returns relating to Transfer Taxes, including joining in the execution of any such Returns or other documentation.  Buyer and Seller shall, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

8.2       No Assignment.  The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other parties to this Agreement.  Notwithstanding the previous sentence, Buyer may, upon written notice to Seller, but without the consent of any member of Seller Group, assign its rights under this Agreement to any lender of Buyer or to any Affiliate of Buyer, provided that such party agrees to assume and perform Buyer’s obligations hereunder and that Buyer shall not be released from its obligations hereunder.

8.3       Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

8.4       No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, including any employee or former employee of any member of Seller Group.

8.5       Integration, Modification and Waiver.  This Agreement, together with the Confidentiality Agreement (which shall continue in full force and effect to the extent provided in Section 6.2 and shall survive the Closing), the Transaction Agreements and all exhibits, schedules, certificates and other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties hereto with respect to the subject matter hereof.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the parties to this Agreement.  No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

8.6       Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Agreements.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Agreements must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Transaction Agreements.  When reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated.  Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” when used in this Agreement (or any variation thereof) shall mean “including, without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Terms defined in the singular in this Agreement shall also include the plural and vice versa.

8.7       Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

8.8       Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one Business Day after having been dispatched by a nationally recognized overnight courier service or (d) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to any member of Seller Group:

Cineflex, LLC

c/o Helinet Aviation Services, LLC

16644 Roscoe Blvd.

Van Nuys, California 91406

Attention:  Chief Financial Officer

Facsimile No.:  (818) 901-0534

with a copy to:

John Coyle

c/o Axsys Technologies IR Systems, Inc.

380 Crown Point Circle

Grass Valley, California 95945

Facsimile No.:  (530) 477-5876

with a copy to:

Bingham McCutchen, LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention:  Thomas A. Waldman

Facsimile No.:  (213) 680-6499

If to Buyer or Axsys:

Axsys Technologies IR Systems, Inc.

c/o Axsys Technologies, Inc.

175 Capital Boulevard, Suite 103

Rocky Hill, Connecticut 06067

Attention:  Chief Executive Officer

Facsimile No.:  (860) 594-5750

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Christopher J. Hewitt

Facsimile No.:  (216) 579-0212

Any party may change its address or facsimile number for the purposes of this Section 8.8 by giving notice as provided in this Agreement.

8.9       Consent to Jurisdiction; Waiver of Jury Trial.

(a)           Seller Group hereby agrees that any suit, action or proceeding brought by any of them against Axsys or Buyer arising out of or relating to this Agreement shall be brought only in the federal and state courts of Manhattan County, New York.  Axsys and Buyer hereby agree that any suit, action or proceeding brought by either of them against Seller Group or any member of Seller Group arising out of or relating to this Agreement shall be brought only in the federal and state courts of Los Angeles County, California.

(b)           Each of the parties to this Agreement (i) consents to submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, New York County, New York and Los Angeles County, California in any suit, action or proceeding arising out of or relating to this Agreement or any of the Transaction Agreements, (ii) agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such court,(iii) agrees to be bound by any final judgment rendered in any such court, (iv) agrees not to commence any suit, action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in any such court.  THE PARTIES HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10     Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

8.11     Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or other copy of a signature will be deemed an original signature.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AXSYS TECHNOLOGIES IR SYSTEMS, INC.

By:	/s/ Scott B. Conner
	Name:	Scott B. Conner
	Title:	Vice President

AXSYS TECHNOLOGIES, INC.

By:	/s/ David A. Almeida
	Name:	David A. Almeida
	Title:	CFO and VP Finance & Admin.

CINEFLEX, LLC

By:	/s/ Alan D. Purwin
	Name:	Alan D. Purwin
	Title:	Chief Executive Officer

HELINET AVIATION SERVICES, LLC

By:	/s/ Alan D. Purwin
	Name:	Alan D. Purwin
	Title:	Chief Executive Officer and Secretary

/s/ John Coyle
JOHN COYLE, in his individual capacity

/s/ Alan D. Purwin
ALAN D. PURWIN, in his individual capacity